Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 22, 2010 relating to the 2008 and 2007 consolidated financial statements of Dehaier Medical Systems Limited and Affiliate and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Friedman LLP

New York, New York

March 22, 2010